Exhibit (a)(1)(I)

News Release

Contacts:
Media	Investor Relations
Robert C. Ferris	Elena Doom
(973) 455-3388	(973) 455-2222
rob.ferris@honeywell.com	elena.doom@honeywell.com

HONEYWELL EXTENDS TENDER OFFER FOR ALL OUTSTANDING SHARES OF EMS TECHNOLOGIES, INC.

MORRIS TOWNSHIP, N.J. - July 26, 2011 - Honeywell (NYSE: HON) today announced that its wholly-owned subsidiary, Egret Acquisition Corp., is extending until 5:30 p.m., New York City time, on August 19, 2011, its previously-announced cash tender offer for all of the outstanding shares of common stock of EMS Technologies, Inc. (NASDAQ: ELMG), including the associated common stock purchase rights, at a price of $33.00 per share, without interest and net of applicable withholding taxes.

The tender offer is subject to the satisfaction of conditions, including the receipt of antitrust and Federal Communications Commission approvals.

The Depositary for the tender offer has advised Honeywell that as of 6:00 p.m., New York City time, on July 25, 2011, stockholders of EMS had validly tendered and not withdrawn 13,593,226 shares of EMS common stock, including 1,390,810 shares tendered through notices of guaranteed delivery. The shares tendered represent approximately 87.4% of the outstanding shares of EMS (or approximately 81.6% calculated on a fully diluted basis). The tender offer was previously set to expire on July 25, 2011, and may be further extended as described in the Offer to Purchase with respect to the tender offer.

IMPORTANT NOTICE: This press release is neither an offer to purchase nor a solicitation of an offer to sell shares of EMS Technologies, Inc. (EMS). The tender offer is being made pursuant to a tender offer statement as amended and related materials (including the Offer to Purchase and the Letter of Transmittal). EMS STOCKHOLDERS ARE URGED TO READ BOTH THE TENDER OFFER STATEMENT ON SCHEDULE TO AND RELATED MATERIALS (INCLUDING THE OFFER TO PURCHASE AND LETTER OF TRANSMITTAL), AS AMENDED, AND THE SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9, AS AMENDED, REGARDING THE TENDER OFFER BECAUSE THEY CONTAIN IMPORTANT INFORMATION. The tender offer statement on Schedule TO and related materials, including the Offer to Purchase and Letter of Transmittal, have been filed by Honeywell and Egret Acquisition Corp. with the SEC and mailed to EMS stockholders. The solicitation/recommendation statement on Schedule 14D-9 has been filed by EMS Technologies, Inc. with the SEC and mailed to EMS stockholders. Investors and security holders may obtain these statements and other documents at no charge from the SEC through its website at www.sec.gov. Free copies of the tender offer statement and related materials may also be

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Honeywell Extends Tender Offer For EMS Technologies - 2

obtained by directing a request to D.F. King & Co., Inc., 48 Wall Street, 22nd Floor New York, NY 10005 or by calling toll-free (800) 290-6429.

Honeywell (www.honeywell.com) is a Fortune 100 diversified technology and manufacturing leader, serving customers worldwide with aerospace products and services; control technologies for buildings, homes, and industry; automotive products; turbochargers; and specialty materials. Based in Morris Township, N.J., Honeywell’s shares are traded on the New York, London, and Chicago Stock Exchanges. For more news and information on Honeywell, please visit www.honeywellnow.com.

This release contains certain statements that may be deemed “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical fact, that address activities, events or developments that we or our management intends, expects, projects, believes or anticipates will or may occur in the future are forward-looking statements. Such statements are based upon certain assumptions and assessments made by our management in light of their experience and their perception of historical trends, current economic and industry conditions, expected future developments and other factors they believe to be appropriate. The forward-looking statements included in this release are also subject to a number of material risks and uncertainties, including but not limited to economic, competitive, governmental, and technological factors affecting our operations, markets, products, services and prices. Other risks and uncertainties relating to the tender offer and acquisition of EMS include the satisfaction of closing conditions for the acquisition, including the tender of the requisite number of the outstanding shares of EMS common stock, the possibility that the acquisition will not be completed, or if it is completed that it will not close within the anticipated time period, or that any anticipated benefits of the acquisition to Honeywell will not be realized. Such forward-looking statements are not guarantees of future performance, and actual results, developments and business decisions may differ from those envisaged by such forward-looking statements.

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